Exhibit 4.18

TEXTAINER MARINE CONTAINERS LIMITED

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

SERIES 2010-1 SUPPLEMENT

Dated as of June 29, 2010

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of May 26, 2005

SERIES 2010-1 NOTES

i

EXHIBITS

EXHIBIT A    Form of Series 2010-1 Note

SCHEDULES

Schedule 1 - Minimum Targeted Principal Balance Percentage

Schedule 2 - Scheduled Targeted Principal Balance Percentage

- ii -

SERIES 2010-1 SUPPLEMENT, dated as of June 29, 2010 (as amended, modified and supplemented from time to time in accordance with the terms hereof, this “Supplement”), between TEXTAINER MARINE CONTAINERS LIMITED, an exempted company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, pursuant to the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended and supplemented from time to time in accordance with its terms, the “Indenture”), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.

WHEREAS, pursuant to this Supplement, the Issuer and the Indenture Trustee shall create a new Series of Notes (“Series 2010-1”) and specify the Principal Terms thereof;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions; Calculation Guidelines

Section 101. Definitions. Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Additional Principal Payment Amount” shall have the meaning set forth in Section 203(a) hereof.

“Aggregate Series 2010-1 Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the then Series 2010-1 Note Principal Balances of all Series 2010-1 Notes then Outstanding.

“Alternative Rate” means on any day for any Series 2010-1 Advance allocated to an Interest Accrual Period, an interest rate per annum equal to the Base Rate if, on or before the first day of such Interest Accrual Period, a Series 2010-1 Noteholder (or an agent thereof) or its Deal Agent shall have notified the Issuer that a Eurodollar Disruption Event has occurred with respect to such Series 2010-1 Noteholder or, if applicable, a member of its Related Group.

“Applicable Margin” shall have the meaning set forth in the Applicable Margin Fee Letter, dated as of June 29, 2010, among the Issuer and each of the Deal Agents, and acknowledged by the Indenture Trustee.

“Availability” shall have the meaning set forth in the Series 2010-1 Note Purchase Agreement.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate in effect on such date plus one half of one percent (0.50%), and (ii) the Prime Rate in effect on such date. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Breakage Costs” means any amount or amounts as shall compensate a Series 2010-1 Noteholder for any loss, cost or expense incurred by such Series 2010-1 Noteholder or a member of its Related Group in connection with funding obtained by it with respect to a Series 2010-1 Advance (as reasonably determined by the related Deal Agent in its sole discretion on behalf of such Series 2010-1 Noteholder) as a result of (i) the failure of the Issuer to accept funding of a Series 2010-1 Advance in accordance with a Funding Notice submitted by Issuer, or (ii) the failure of the Issuer to make a prepayment in accordance with the terms of any of the Indenture, this Supplement or the Series 2010-1 Note Purchase Agreement, or (iii) the Issuer making a payment of principal on a Series 2010-1 Note on a day other than a Payment Date. Nothing contained herein shall obligate the Issuer to pay Breakage Costs with respect to any prepayment actually made by the Issuer on the last day of an Interest Accrual Period.

“Closing Date” shall June 29, 2010.

“Control Party” means, with respect to Series 2010-1 Notes, the Majority of Holders of the Series 2010-1 Notes.

“Conversion Date” means the earlier to occur of (i) the date on which a Conversion Event occurs, and (ii) the date set forth in Section 2.5 of the Series 2010-1 Note Purchase Agreement, as such date in this clause (ii) may be extended from time to time in accordance with the terms, and subject to the conditions, of Section 2.5 of the Series 2010-1 Note Purchase Agreement.

“Conversion Event” means the earlier to occur of (x) the date on which an Early Amortization Event occurs and (y) any Payment Date on which the then aggregate unpaid principal balance of any other Series of Notes issued by the Issuer exceeds the Minimum Targeted Principal Balance of such Series (determined after giving effect to any Minimum Principal Payment Amount actually paid on such Payment Date).

“Default Interest” means, for any Payment Date, the incremental amount of interest payable on the Notes in accordance with Section 202(b) hereof.

“Defaulting Noteholder” means any Series 2010-1 Noteholder (or, if applicable, any member of its Related Group) that (i) fails to fund any portion of any Series 2010-1 Advance required to be funded hereunder within two Business Days after the date on which such funding is required or (ii) has notified the Issuer or any Affiliate thereof, or the Indenture Trustee or any other Series 2010-1 Noteholder, that it (or, if applicable, any member of its Related Group) does not intend to comply with its funding obligations under the Series 2010-1 Related Documents, or has made a public statement to that effect with respect to its funding obligations under the Series 2010-1 Related Documents.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eurodollar Disruption Event” means with respect to all Series 2010-1 Advances allocated to any Interest Accrual Period, any of the following events or conditions: (a) a determination by a Series 2010-1 Noteholder or its Deal Agent that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain any Loan for such Interest Accrual Period, (b) a determination by a Series 2010-1 Noteholder or its Deal Agent that the LIBOR Rate applicable for such Interest Accrual Period does not accurately reflect the cost to the Series 2010-1 Noteholder (or, if applicable, any member of its Related Group) of making, funding or maintaining any Loan for such Interest Accrual Period, or (c) the inability of a Series 2010-1 Noteholder (or, if applicable, any member of its Related Group) to obtain Dollars in the London interbank market to make, fund or maintain any Loan for such Interest Accrual Period.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, and determined by the applicable Deal Agent or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the applicable Deal Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means each fee letter, dated on or about the Closing Date, between the Issuer and each Deal Agent.

“Increased Costs” means any fee, expense, increased cost or reduction in rate of return on capital charged to or incurred by an Indemnified Party on account of the adoption or implementation of any applicable law, rule or regulation (including any applicable law, rule, or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority as provided by Sections 206 and 207 hereof.

“Indemnified Party” shall have the meaning set forth in Section 205(a) hereof.

“Interest Accrual Period” means the period commencing on, and including, a Payment Date and ending on but excluding the next succeeding Payment Date (or, with respect to the initial Interest Accrual Period, commencing on and including the Closing Date and ending on but excluding July 15, 2010). When switching from LIBOR Rate to Alternative Rate funding, the first such Interest Accrual Period shall be at the discretion of the applicable Deal Agent.

“LIBOR Rate” means for any Interest Accrual Period and any Series 2010-1 Advance, an interest rate per annum equal to the average per annum rate of interest determined by the Indenture Trustee (and notified to each of the Issuer, the Manager and the Administrative Agent) on the basis of the offered rates for deposits in Dollars for an amount equal to the requested advance of funds and for a term equal to either (i) with respect to any Series 2010-1 Advance made on the first day of such Interest Accrual Period, the applicable Interest Accrual

Period or (ii) with respect to any Series 2010-1 Advance not made on the first day of such Interest Accrual Period, a term equal to the period remaining in the applicable Interest Accrual Period (provided, if no offered rate exists for such remaining period, the LIBOR Rate shall be interpolated on a straight-line basis based upon the LIBOR Rate for each of (i) the closest quoted period greater than such remaining period and (ii) the closest quoted period shorter than such remaining period), and commencing on the first day of such Interest Accrual Period, displayed on the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London Interbank rates of major banks for Dollars (or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London Interbank offered rates for Dollar deposits), as of 11:00 A.M. (London time) on the Business Day which is the LIBOR Determination Date. If the Reuters Screen LIBO Page is not available, then “LIBOR Rate” shall mean the rate per annum equal to the average rate at which the principal London offices of Wells Fargo Bank, National Association, and Bank of America, N.A. (or their respective successors) are offered dollar deposits at or about 10:00 a.m., New York City time, two Business Days prior to the first Business Day of such Interest Accrual Period in the London eurodollar interbank market for delivery on the first day of such Interest Accrual Period for one month and in a principal amount equal to an amount of not less than $1,000,000.

“LIBOR Determination Date” shall mean the date that is two (2) Business Days prior to the first day of any Interest Accrual Period.

“Loan” means an extension of credit made by a Series 2010-1 Advance pursuant to Section 204 hereof.

“Majority of Holders” means, with respect to the Series 2010-1 Notes as of any date of determination, one or more Series 2010-1 Noteholders representing more than fifty percent (50%) of the then aggregate Series 2010-1 Note Commitments of all Series 2010-1 Noteholders (or, if the Conversion Date has occurred, the then Aggregate Series 2010-1 Note Principal Balance); provided however, that the Series 2010-1 Note Commitments (or, if applicable, Series 2010-1 Note Principal Balance) of any Person classified as a Defaulting Noteholder on such date of determination shall be excluded for purposes of determining the Majority of Holders for Series 2010-1.

“Manager Advance” shall have the meaning set forth in the Management Agreement.

“Manager Report” shall have the meaning set forth in the Management Agreement.

“Minimum Principal Payment Amount” means, for the Series 2010-1 Notes on any Payment Date, one of the following:

(1)	for any Payment Date on or prior to the Conversion Date, zero;

(2)	for any Payment Date following the Conversion Date, the excess, if any, of (x) the Aggregate Series 2010-1 Note Principal Balance, over (y) the

Minimum Targeted Principal Balance for the Series 2010-1 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means for the Series 2010-1 Notes for each Payment Date subsequent to the Conversion Date, an amount equal to the product of (x) the Aggregate Series 2010-1 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of months elapsed from the Conversion Date; it being agreed that if the Conversion Date does not occur on a Payment Date, the number of months calculation shall commence with the Payment Date immediately following the Conversion Date) on Schedule 1 hereto under the column entitled “Minimum Targeted Principal Balance”. The Minimum Targeted Principal Balance for the Series 2010-1 Notes is based on a fifteen (15) year level amortization schedule over the period from the Conversion Date to the Series 2010-1 Legal Final Payment Date.

“Note” means any Series 2010-1 Note.

“Other Taxes” shall have the meaning set forth in Section 205(b) hereof.

“Overdue Rate” means an interest rate per annum equal to the sum of (i) the interest rate otherwise in effect hereunder plus (ii) two percent (2%).

“Payment Date” shall have the meaning set forth in Section 201(b) hereof.

“Permitted Interest Withdrawal” shall have the meaning set forth in Section 302(a) hereof.

“Permitted Payment Date Withdrawal” means, with respect to Series 2010-1, either or both of the Permitted Interest Withdrawal and/or the Permitted Principal Withdrawal.

“Permitted Principal Withdrawal” shall have the meaning set forth in Section 302(b) hereof.

“Prime Rate” means the rate announced by Wells Fargo Bank, National Association (or any successor thereto), from time to time as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association (or any successor thereto) in connection with extensions of credit to debtors. For sake of clarity, the references to Wells Fargo Bank, National Association in the two preceding sentences are not intended to refer to the initial Indenture Trustee.

“Pro Rata” means in accordance with the Pro Rata Share of each Series 2010-1 Noteholder.

“Pro Rata Share” means, with respect to each Series 2010-1 Noteholder as of any date of determination, a ratio (expressed as a percentage) the numerator of which is equal to the Series 2010-1 Note Commitment (or, if the Conversion Date has occurred, the Series 2010-1 Note Principal Balance) of such Series 2010-1 Noteholder and the denominator of which is equal to the sum of the Series 2010-1 Note Commitments of all Series 2010-1 Noteholders (or, if the Conversion Date has occurred, the Aggregate Series 2010-1 Note Principal Balance).

“Purchaser” shall have the meaning set forth in the Series 2010-1 Note Purchase Agreement.

“Rating Agencies” means, for Series 2010-1, each of Moody’s and Standard & Poor’s.

“Scheduled Principal Payment Amount” means, for the Series 2010-1 Notes for any Payment Date, one of the following:

(1)	for any Payment Date on or prior to the Conversion Date, zero (0); or

(2)	for any Payment Date following the Conversion Date, the excess, if any, of (x) the then Aggregate Series 2010-1 Note Principal Balance (determined after giving effect to any payment of the Minimum Principal Payment Amount for the Series 2010-1 Notes on such Payment Date), over (y) the Scheduled Targeted Principal Balance for the Series 2010-1 Notes for such Payment Date.

“Scheduled Targeted Principal Balance” means, for the Series 2010-1 Notes for each Payment Date subsequent to the Conversion Date, an amount equal to the product of (x) the Aggregate Series 2010-1 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of months elapsed from the Conversion Date; it being agreed that if the Conversion Date does not occur on a Payment Date, the number of months calculation shall commence with the Payment Date immediately following the Conversion Date) on Schedule 2 hereto under the column entitled “Scheduled Targeted Principal Balance”. The Scheduled Targeted Principal Balance for the Series 2010-1 Notes will be based on a ten (10) year level amortization Schedule over the period from the Conversion Date to the Series 2010-1 Scheduled Maturity Date.

“Security Entitlement” means, any “security entitlement” as defined in Section 8-102(a)(17) of the UCC, arising out of or in any way related to the Managed Containers.

“Series 2000-1 Related Documents” shall have the meaning set forth in the Third Amended and Restated Series 2000-1 Supplement, between the Issuer and the Indenture Trustee, dated as of July 2, 2008.

“Series 2005-1 Related Documents” shall have the meaning set forth in the Series 2005-1 Supplement between the Issuer and the Indenture Trustee, dated as of May 26, 2005.

“Series 2010-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2010-1 Advance” means any advance of funds made by, or on behalf of, a Series 2010-1 Noteholder pursuant to Section 204(b) hereof.

“Series 2010-1 Legal Final Payment Date” means, with respect to the Series 2010-1 Notes, the Payment Date immediately succeeding the date which is the fifteenth (15th) annual anniversary of the Conversion Date.

“Series 2010-1 Note” means any one of the notes issued pursuant to the terms hereof, substantially in the form of Exhibit A hereto, and shall include any and all replacements or substitutions of such notes.

“Series 2010-1 Note Commitment” means, for each Series 2010-1 Noteholder (excluding, however, any Series 2010-1 Noteholder which is a CP Purchaser), the commitment of such Series 2010-1 Noteholder to fund Series 2010-1 Advances in an aggregate amount outstanding at any point in time not to exceed the amount set forth opposite such Series 2010-1 Noteholder name on the signature pages of the Series 2010-1 Note Purchase Agreement, as such amount may be modified in accordance with the terms thereof. After the Conversion Date, the Series 2010-1 Note Commitment for each Series 2010-1 Noteholder shall be equal to the then Series 2010-1 Note Principal Balance of the Series 2010-1 Note owned by such Series 2010-1 Noteholder.

“Series 2010-1 Note Interest Payment” means for each Payment Date, an amount equal to the sum, for each Series 2010-1 Advance outstanding for each day during the related Interest Accrual Period, of the product of (i) if the Alternative Rate shall then be in effect, (A) the principal amount of such Series 2010-1 Advance, (B) an interest rate equal to the sum of (x) the Base Rate in effect and (y) the Applicable Margin, and (C) 1/365 or 1/366, as applicable, or (ii) if clause (i) above shall not apply, (A) the principal amount of such Series 2010-1 Advance, (B) an interest rate equal to the sum of (x) the LIBOR Rate for such Interest Accrual Period and (y) the Applicable Margin, and (C) 1/360.

“Series 2010-1 Note Principal Balance” means, with respect to any Series 2010-1 Note as of any date of determination, an amount equal to the excess of (x) all Series 2010-1 Advances made by or on behalf of the related Series 2010-1 Noteholder on or subsequent to the Closing Date, over (y) the cumulative amount of all Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts, Supplemental Principal Payment Amounts, Additional Principal Payment Amounts and any other Prepayments actually paid to the related Series 2010-1 Noteholder subsequent to the Closing Date.

“Series 2010-1 Note Purchase Agreement” means the Series 2010-1 Note Purchase Agreement, dated as of June 29, 2010, among the Issuer, the Purchasers, and the Deal Agents named therein pursuant to which document the Purchasers agreed to purchase the Series 2010-1 Notes and make Series 2010-1 Advances, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Series 2010-1 Noteholder” means, at any time of determination for the Series 2010-1 Notes, any Person in whose name a Series 2010-1 Note is registered in the Note Register, and shall be deemed to include each Purchaser and each related CP Purchaser.

“Series 2010-1 Related Documents” means any and all of the Indenture, this Supplement, the Series 2010-1 Notes, the Management Agreement, the Contribution and Sale Agreement, the Series 2010-1 Note Purchase Agreement, the Administration Agreement, the Manager Transfer Facilitator Agreement, each Interest Rate Hedge Agreement (upon execution thereof), each Fee Letter and any and all other agreements, documents and instruments executed and delivered by or on behalf or support of the Issuer with respect to the issuance and sale of the Series 2010-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed, provided, the term “Series 2010-1 Related Documents” shall not include the Members Agreement.

“Series 2010-1 Scheduled Maturity Date” means with respect to the Series 2010-1 Notes, the Payment Date immediately succeeding the date which is the tenth (10th) annual anniversary of the Conversion Date.

“Series 2010-1 Series Account” means the account established by the Issuer with the Indenture Trustee into which funds are deposited from the Trust Account pursuant to Section 303 of the Indenture.

“Series 2010-1 Targeted Repayment Date” means the first Payment Date immediately following the date that is the fifth (5th) anniversary of the Conversion Date.

“Step Up Warehouse Fee” means, for the Series 2010-1 Notes, for each Payment Date, an amount equal to the sum, for each Series 2010-1 Advance outstanding for each day during the related Interest Accrual Period, of the product of (A) the principal amount of such Series 2010-1 Advance, (B) the Step Up Warehouse Fee Percentage, and (C) 1/360.

“Step Up Warehouse Fee Percentage” mean, with respect to the Series 2010-1 Notes, an amount equal to either (A) the sum of the following (as and if applicable) (i) if the fifth (5th) anniversary of the Conversion Date has occurred, five percent (5%) per annum, and (ii) if an Early Amortization Event has occurred and has not been cured or waived in accordance with the terms of the Series 2010-1 Related Documents, one percent (1.00%) per annum, or (B) at all times not covered by clause (A), zero.

“Supplemental Principal Payment Amount” means the amount of any Prepayment made in accordance with the provisions of Section 702(a) of the Indenture that is allocated to the Series 2010-1 Notes in accordance with each provision of the Indenture.

“Taxes” shall have the meaning set forth in Section 205(a) hereof.

“TCG Fund” means TCG Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and its permitted successors and assigns.

“Unused Commitment” means, with respect to each Series 2010-1 Noteholder as of any date of determination, the excess of (i) the Series 2010-1 Note Commitment then in effect for such Series 2010-1 Noteholder, over (ii) the Series 2010-1 Note Principal Balance of the Series 2010-1 Note owned by such Series 2010-1 Noteholder as of such date of determination, measured after giving effect to all Series 2010-1 Advances made and all principal payments to be received by such Series 2010-1 Noteholder on such date of determination.

“Unused Fee” shall have the meaning set forth in Section 204(c) hereof.

“Unused Fee Percentage” means the amount set forth in the Applicable Margin Fee Letter, dated as of June 29, 2010, among the Issuer and each of the Deal Agents, and acknowledged by the Indenture Trustee.

(b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture or, if not defined therein, as defined in the Series 2010-1 Note Purchase Agreement.

ARTICLE II

Creation of the Series 2010-1 Notes

Section 201. Designation.

(a) There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known respectively as “Textainer Marine Containers Limited Floating Rate Asset-Backed Notes, Series 2010-1”. The Series 2010-1 Notes will be issued in the initial maximum principal balance of Seven Hundred Fifty Million Dollars ($750,000,000) and will not have priority over any other Series, except to the extent set forth in the Supplement for such other Series. The maximum aggregate principal balance of the Series 2010-1 Notes may be increased to Eight Hundred Fifty Million Dollars ($850,000,000) in accordance with Section 2.3 of the Series 2010-1 Note Purchase Agreement.

(b) The Payment Date with respect to the Series 2010-1 Notes shall be the fifteenth (15th) calendar day of each month (or, if such day is not a Business Day, the immediately following Business Day), commencing July 15, 2010.

(c) Payments of principal on the Series 2010-1 Notes shall be payable from funds on deposit in the Series 2010-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III hereof.

(d) Each Series 2010-1 Note is classified as a “Warehouse Note”, as such term is used in the Indenture. A Step Up Warehouse Fee will be payable on the Series 2010-1 Notes commencing on the earlier to occur of (i) the Series 2010-1 Targeted Repayment Date and (ii) the date on which an Early Amortization Event occurs.

(e) The Additional Principal Payment Amount shall be classified as part of “all other amounts then due and payable” to the Series 2010-1 Noteholders, as such phrase is used in clause (13) of Part I of Section 302(c) of the Indenture.

(f) The Series 2010-1 Notes are issued on the Closing Date without the benefit of an Enhancement Agreement. The Series 2010-1 Notes will be rated on the Closing Date by each of Standard &Poor’s and Moody’s.

(g) The Series 2010-1 Scheduled Maturity Date shall constitute the Expected Final Payment Date for the purposes of this Supplement and the Series 2010-1 Notes.

(h) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions hereof shall govern.

Section 201A Authentication and Delivery.

(a) On the Closing Date, the Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 204 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, shall (i) authenticate (by manual, electronic (PDF) or facsimile signature, including by separate counterparts) the Series 2010-1 Notes, subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2010-1 Note Purchase Agreement, in accordance with such written directions and (ii) subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2010-1 Note Purchase Agreement, deliver such Series 2010-1 Notes to the Series 2010-1 Noteholders in accordance with such written directions.

(b) In accordance with Section 202 of the Indenture, the Series 2010-1 Notes shall be represented by one or more Definitive Notes.

(c) The Series 2010-1 Notes shall be executed by manual, electronic (PDF) or facsimile signature on behalf of the Issuer by any officer of the Issuer and shall be substantially in the form of Exhibit A hereto.

(d) The Series 2010-1 Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $100,000 in excess thereof.

Section 202. Interest Payments on the Series 2010-1 Notes.

(a) Interest on Series 2010-1 Notes. Interest will be payable on the Series 2010-1 Notes on each Payment Date in an amount equal to the Series 2010-1 Note Interest Payment. Such interest shall be payable on each Payment Date from amounts on deposit in the Series 2010-1 Series Account in accordance with Section 302 of the Indenture and Section 303 hereof.

(b) Interest on Overdue Amounts. If the Issuer shall default in the payment of (i) the Series 2010-1 Note Principal Balance of any Series 2010-1 Note on the Series 2010-1 Legal Final Payment Date, or (ii) the Series 2010-1 Note Interest Payment on any Series 2010-1 Note on any Payment Date, or (iii) any other amount becoming due under this Supplement, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, from the due date of such payment to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof. Default Interest shall be payable at the times and subject to the priorities set forth in Section 303 hereof.

(c) Maximum Interest Rate. In no event shall the interest charged with respect to a Series 2010-1 Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to the Series 2010-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2010-1 Note shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in the LIBOR Rate or Alternative Rate, as the case may be, shall not reduce the interest to accrue on such Series 2010-1 Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Series 2010-1 Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect. If the total amount of interest paid or accrued on the Series 2010-1 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2010-1 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest actually paid in accordance with the other provisions hereof.

Section 203. Principal Payments on the Series 2010-1 Notes; Prepayment of Principal on the Series 2010-1 Notes.

(a) The principal balance of the Series 2010-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2010-1 Series Account in an amount equal to (i) so long as no Early Amortization Event is continuing, the sum of the Minimum Principal Payment Amount, the Scheduled Principal Payment Amount and Supplemental Principal Payment Amount for such Payment Date, or (ii) if an Early Amortization Event is then continuing, the then Aggregate Series 2010-1 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of clause (4) of Part (II) of Section 303 hereof. In addition to such Minimum Principal Payment Amount, Scheduled Principal Payment Amount and Supplemental Principal Payment Amount, the principal balance of the Series 2010-1 Notes shall be payable on each Payment Date on which no Early Amortization Event is then continuing that occurs on or after the Series 2010-1 Targeted Repayment Date in an amount equal to a pro rata share of all Available Distribution Amounts remaining after all distributions set forth in clauses (1) through (12) inclusive of Part I Section 302(c) of the Indenture have been paid on such Payment Date, such pro rata share to be calculated after giving effect to amounts payable to the Series 2010-1 Noteholders on such Payment Date as a Step-Up Warehouse Fee, overdue interest or pursuant to Sections 205, 206 and 207 of this Supplement (each such additional payment of principal, an “Additional Principal Payment Amount”). Such Additional Principal Payment Amount shall be payable from funds available for such purposes pursuant to clause (5) of Part (I) of Section 303 hereof. The unpaid principal amount of each Series 2010-1 Note, together with all unpaid interest (including all Default Interest), fees, expenses, costs and other amounts payable by the Issuer to the Series 2010-1 Noteholders and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2010-1 Notes have been accelerated in accordance with the provisions of Section 802 of the Indenture and (y) the Series 2010-1 Legal Final Payment Date.

(b) The Issuer will have the option to prepay, without premium, all, or a portion of, the Aggregate Series 2010-1 Note Principal Balance, in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000). Any such Prepayment of the Aggregate Series 2010-1 Note Principal Balance shall also include accrued interest to the date of Prepayment on the principal balance being prepaid, and, if such prepayment is made on a Business Day other than a Payment Date, any Breakage Costs attributable to such Prepayment. The Issuer may not make such Prepayment from funds in the Trust Account, the Series 2010-1 Series Account or the Restricted Cash Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms hereof and the Indenture. In the event of any Prepayment of the Series 2010-1 Notes in accordance with this Section 203(b) or any other provision of the Indenture, the Issuer shall pay any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider. The Issuer must provide advance notice of at least two Business Days to the Series 2010-1 Noteholders of any such optional Prepayment, which notice shall be irrevocable when delivered.

(c) Any Prepayment of less than the entire Aggregate Series 2010-1 Note Principal Balance, made in accordance with the provisions of Section 203 hereof and occurring after the Conversion Date, shall be applied to reduce the Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts of the Series 2010-1 Notes in respect of each subsequent Payment Date in equal amounts such that, after giving effect to such adjustment, the Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts for each subsequent Payment Date shall be reduced by an amount equal to the quotient of (x) the aggregate amount of such Prepayment actually received by the Series 2010-1 Noteholders, divided by (y) the number of remaining Payment Dates to and including, the Series 2010-1 Legal Final Payment Date or the Series 2010-1 Scheduled Maturity Date, as applicable.

Section 204. Amounts and Terms of Series 2010-1 Noteholder Commitments; Payments.

(a) Subject to the terms and conditions hereof and the Series 2010-1 Note Purchase Agreement, each Series 2010-1 Noteholder agrees to make its Series 2010-1 Note Commitment available to the Issuer on the Closing Date.

(b) (i) Prior to the Conversion Date, each Series 2010-1 Note shall be a revolving note with a maximum principal amount equal to the then Series 2010-1 Note Commitment of such Series 2010-1 Noteholder. Each Deal Agent shall maintain records of all Series 2010-1 Advances and repayments made on each Series 2010-1 Note, which records shall, absent manifest error, be conclusive. On any Business Day requested by the Issuer in an irrevocable writing delivered by not later than 5:00 p.m. (New York City time) on the third (3rd) preceding Business Day and presuming that the Issuer shall have satisfied all applicable conditions precedent set forth in Section 502 (and, in the case of the initial Series 2010-1 Advance, Section 501), each Series 2010-1 Noteholder shall, subject to the terms and conditions of the Series 2010-1 Note Purchase Agreement, deposit in the account designated by the Issuer by wire transfer of same day funds an amount equal to its Pro Rata Share of the requested Series 2010-1 Advance; provided, however, that (i) each Series 2010-1 Advance by a Series 2010-1 Noteholder shall be in an amount (A) not less than the least of $100,000 and the lesser of the amounts described in the following clauses (B)(x) and (B)(y), (B) not greater than the lesser of (x) the then Unused Commitment of such Series 2010-1 Noteholder and (y) such Series 2010-1 Noteholder’s ratable share (determined based on the then aggregate unused Series 2010-1 Note Commitments of all Series 2010-1 Noteholders) of the Availability on such Business Day and (ii) in the event that any Series 2010-1 Noteholder fails to make a Series 2010-1 Advance in accordance with its Series 2010-1 Note Commitment, then the other Series 2010-1 Noteholder(s) shall not be obligated to fund the Pro Rata Share of the Series 2010-1 Advance of the defaulted Series 2010-1 Noteholder(s). The Issuer shall pay interest on the Series 2010-1 Notes at the rates and in the manner set forth in Section 202 hereof. The unpaid principal amount of the Series 2010-1 Notes and all unpaid interest accrued thereon, together with any unpaid Unused Fees and, without duplication of the amounts set forth in Section 203, all other fees, expenses, costs and other sums chargeable to Issuer incurred in connection therewith, shall be due and payable on the Series 2010-1 Legal Final Payment Date.

(ii) Each request for a Series 2010-1 Advance shall constitute an affirmation by Issuer that all of the conditions precedent set forth in Section 502 of the Supplement and the Series 2010-1 Note Purchase Agreement are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date.

(iii) If a Series 2010-1 Noteholder fails to fund a requested Series 2010-1 Advance pursuant to a valid request made in accordance with Section 204(b), the Issuer shall promptly notify the Indenture Trustee that such Person should be classified as a Defaulting Noteholder. Thereafter, the Issuer shall promptly notify the Indenture Trustee of any subsequent change in such classification.

(c) Subject to Section 209(a)(iii), on each Payment Date, the Issuer shall pay an unused fee (the “Unused Fee”) to each Series 2010-1 Noteholder in an amount equal to the sum for each day during the immediately preceding Interest Accrual Period of the product of (x) the applicable Unused Fee Percentage on such date, (y) 1/360 and (z) the Unused Commitment of such Series 2010-1 Noteholder on such date. Such Unused Fee shall be payable from amounts then on deposit in the Series 2010-1 Series Account in accordance with Section 303 hereof.

(d) All payments of principal and interest on the Series 2010-1 Notes and fees with respect to the Series 2010-1 Notes shall be paid to the Series 2010-1 Noteholders reflected in the Note Register as of the related Record Date on a Pro Rata basis by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date. Any payments received by a Series 2010-1 Noteholder after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

Section 205. Taxes.

(a) In addition to payments of principal and interest on the Series 2010-1 Notes when due, the Issuer shall pay, but only in accordance with the priorities for distributions set forth in Section 303 hereof, to each affected Series 2010-1 Noteholder, any member of its Related Group or any other Person that has advanced funds to, sold, committed to advance funds to, or committed to purchase from a Series 2010-1 Noteholder, an interest in the Series 2010-1 Note owned by such Series 2010-1 Noteholder (such Series 2010-1 Noteholder, any member of its Related Group and any such Person being an “Indemnified Party”), any and all present or future taxes, fees, duties, levies, imposts, or charges, or any other similar deduction or withholding, imposed by any Governmental Authority on payments owing by the Issuer to such Indemnified Party, and all liabilities with respect thereto, excluding (i) taxes imposed by the jurisdiction in which that Indemnified Party’s principal office is located (and/or the office where such Indemnified Party books its investment in its Series 2010-1 Note) on all or part of the net income, profits or gains of such Indemnified Party and (ii) interest, penalties, and additions thereto arising out of such Indemnified Party’s gross negligence (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the Issuer shall pay, subject to the priorities set forth in Section 303, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2010-1 Notes (hereinafter referred to as “Other Taxes”).

(c) If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party, subject to the priorities for distribution set forth in Section 303, for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 205) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 303 hereof after the Indemnified Party makes written demand therefor. The Indemnified Party shall give prompt notice to Issuer of any assertion of Taxes or Other Taxes so that Issuer may, at its option, contest such assertion.

(d) Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Series 2010-1 Noteholders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Series 2010-1 Noteholders.

(e) Taxes and Other Taxes shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer or the Collateral in the event there are insufficient funds to make such payments in accordance with the payment priorities set forth in Section 303 hereof.

(f) On or before the date it acquires a Series 2010-1 Note (and, so long as it may properly do so, periodically thereafter, as requested by Issuer, to keep forms up to date), each Indemnified Party that is organized under the laws of a jurisdiction outside the United States of America shall deliver to the Indenture Trustee any certificates, documents or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2010-1 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including (i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by the Series 2010-1 Noteholder certifying that it is entitled to receive payments under this Supplement without deduction or withholding of any

United States Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed; provided, that if any Series 2010-1 Noteholder does not comply with this Section 205(f), amounts payable to such Series 2010-1 Noteholder under this Section 205 shall be limited to amounts that would have been payable under this Section 205 if such Series 2010-1 Noteholder had so complied.

Section 206. Increased Costs. If any Indemnified Party shall determine that, due to either (a) the introduction after the Closing Date of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate) after the Closing Date in, or in the interpretation or administration by any Governmental Authority of, any law or requirement of law or (b) the compliance with any guideline or request issued after the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Indemnified Party of agreeing to maintain its investment in any Note, then the Issuer shall be liable for, and shall from time to time, pay to such Indemnified Party such additional amounts as are sufficient to compensate such Indemnified Party for such Increased Costs; provided, however, that such Indemnified Party shall (i) use reasonable efforts in good faith to mitigate any such Increased Costs and (ii) provide to Issuer in writing the basis for such Increased Costs. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 303 hereof after the Indemnified Party makes written demand therefor. Amounts payable pursuant to this Section 206 shall not constitute a claim against the Issuer or the Collateral in the event that such amounts are not paid in accordance with Section 303 hereof.

Section 207. Capital Requirements. If any Indemnified Party shall determine (i) any change after the Closing Date in any law, rule, regulation or guideline adopted pursuant to or arising out of the June 2006 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II: International Convergence of Capital Measurement and Capital Standards: A Revised Framework, Comprehensive Version”, or (ii) the adoption after the Closing Date of any law, governmental rule, regulation, guideline or directive (whether or not having the force of law) or requirement of law regarding capital adequacy, or (iii) any change after the Closing Date in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or (iv) compliance by any Indemnified Party (or any business office of the Indemnified Party) or the Indemnified Party’s holding company with any request or directive issued after the Closing Date regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the Indemnified Party’s capital or on the capital of the Indemnified Party’s holding company, if any, as a consequence of maintaining its commitment to purchase Notes or maintain its investment in a Note to a level below that which the Indemnified Party or the Indemnified Party’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Indemnified Party’s policies and the policies of the Indemnified Party’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Indemnified Party to be material, then upon written demand by the Indemnified Party, the Issuer shall be liable for such additional amount or amounts as will compensate the Indemnified Party or the Indemnified Party’s holding company for any such reduction suffered. Payment of this indemnification shall be made in accordance with the priorities for distributions set forth in Section 303 hereof after the Indemnified Party makes written demand therefor. Indemnification amounts shall not constitute a claim against the Issuer or the Collateral in the event such amounts are not paid in accordance with Section 303 hereof. Without affecting its rights under this Section 207 or any other provision hereof or the Indenture, the Indemnified Party agrees that if there is an increase in any cost to or reduction in any amount receivable by the Indemnified Party with respect to which the Issuer would be obligated to compensate the Indemnified Party pursuant to this Section 207, the Indemnified Party shall use reasonable efforts to select an alternative business office which would not result in any such increase in any cost to or reduction in any amount receivable by the Indemnified Party; provided, however, that the Indemnified Party shall not be obligated to select an alternative business office if the Indemnified Party determines that (i) as a result of such selection the Indemnified Party would be in violation of any applicable law, or would incur material, additional costs or expenses, or (ii) such selection would be unavailable for regulatory reasons.

Section 208. Affected Parties.

(a) A certificate of an Indemnified Party setting forth the amount or amounts necessary to compensate such an Indemnified Party or its holding company, as the case may be, as specified in Section 206 and/or Section 207 and delivered to the Issuer shall be conclusive absent manifest error; provided that such certificate (i) sets forth in reasonable detail the amount or amounts payable to such Indemnified Party pursuant to such Section 206 or 207, (ii) explains the methodology used to determine such amount, (iii) states that the applicable increased costs or reductions were suffered no more than ninety (90) days (or, if the circumstances giving rise to such increased costs or reductions were retroactive, such period in excess of ninety (90) days as includes the period of retroactive effect) prior to the date of such certificate, and (iv) states that such amount is consistent with amounts that such Indemnified Party has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reductions.

(b) Failure or delay on the part of any Indemnified Party to demand compensation pursuant to Section 206 and/or Section 207 shall not constitute a waiver of such Indemnified Party’s right to demand such compensation, provided that the Issuer shall not be required to compensate an Indemnified Party pursuant to such Sections (i) to the extent that such increased costs or reductions were suffered more than ninety (90) days prior to the date on which such Indemnified Party notifies the Issuer of the circumstances giving rise to such increased costs or reductions and of such Indemnified Party’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) if such Indemnified Party has not required other similarly situated borrowers or obligors to pay comparable amounts with respect to such increased costs or reductions.

(c) The Issuer may, at its sole expense and effort, upon not less than three Business Days prior written notice to any Indemnified Party that makes a demand pursuant to Section 206 or 207 (each an “Affected Party”), require such Affected Party to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in the Indenture), all of its interests, rights and obligations under its Series 2010-1 Note to an assignee that shall assume such assigned obligations (which assignee may or may not be another Series 2010-1 Noteholder, if a Series 2010-1 Noteholder accepts such assignment, but is not required to be another Series 2010-1 Noteholder); provided that (A) such Affected Party shall have received payment of an amount equal to the outstanding principal of its Series 2010-1 Note, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts that have been accrued pursuant to Section 206 and/or Section 207, as applicable) and under the other Series 2010-1 Related Documents from the Issuer or the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts); and (B) such assignment does not conflict with Applicable Law.

Section 209. Defaulting Noteholders.

(a) Adjustments. Notwithstanding anything to the contrary contained in any Series 2010-1 Related Document, if any Series 2010-1 Noteholder becomes a Defaulting Noteholder, then, until such time as that Series 2010-1 Noteholder is no longer a Defaulting Noteholder, to the extent permitted by applicable law:

(i) Waivers and Amendments. Notwithstanding anything to the contrary in any Series 2010-1 Related Document, a Series 2010-1 Noteholder that is then classified as Defaulting Noteholder shall not have any right to approve or disapprove any amendment, waiver or consent under any Series 2010-1 Related Document (and any amendment, waiver or consent which by its terms requires the consent of all Series 2010-1 Noteholders or each affected Series 2010-1 Noteholder may be effected with the consent of the applicable Series 2010-1 Noteholders other than Defaulting Noteholders), except that (A) the Series 2010-1 Note Commitment of any Defaulting Noteholder may not be increased or extended without the consent of such Series 2010-1 Noteholder and (B) any waiver, amendment or modification requiring the consent of all Series 2010-1 Noteholders or each affected Series 2010-1 Noteholder that by its terms affects any Defaulting Noteholder more adversely than other affected Series 2010-1 Noteholders shall require the consent of such Defaulting Noteholder.

(ii) Limited Right of Set-off. During the period from the Closing Date to the Conversion Date, any amounts on deposit in the Series 2010-1 Series Account which would otherwise be payable as principal, interest, fees or other amounts (whether payable pursuant to Section 303 or otherwise) to a Series 2010-1 Noteholder that is then classified as a Defaulting Noteholder, shall, in accordance with the written direction of the Issuer, be applied to fund to the Issuer any previously requested Series 2010-1 Advance in respect of which such Defaulting Noteholder has failed to fund its portion thereof as required by the terms of the Series 2010-1 Related Documents . Any payments, prepayments or other amounts paid or payable to a Defaulting Noteholder that are so applied shall be deemed paid to and redirected by such Defaulting Noteholder, and each Series 2010-1 Noteholder is hereby deemed to have irrevocably consented to this treatment.

(iii) Unused Fees. A Defaulting Noteholder shall not be entitled to receive any Unused Fee accrued during any period in which such Series 2010-1 Noteholder is a Defaulting Noteholder (and the Issuer shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Noteholder).

(b) Replacement of Defaulting Noteholder. The Issuer may, at its sole expense and effort, upon not less than three Business Days prior written notice to a Defaulting Noteholder, require such Defaulting Noteholder to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in the Indenture), all of its interests, rights and obligations under its Series 2010-1 Note to an assignee that shall assume such assigned obligations (which assignee may or may not be another Series 2010-1 Noteholder, if a Series 2010-1 Noteholder accepts such assignment, but is not required to be another Series 2010-1 Noteholder); provided that (A) such Defaulting Noteholder shall have received payment of an amount equal to the outstanding principal of its Series 2010-1 Note, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Series 2010-1 Related Documents, excluding Breakage Costs, from the Issuer or the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts), except to the extent that any Unused Fees are not due and payable to such Defaulting Noteholder pursuant to Section 209(a)(iii); and (B) such assignment does not conflict with Applicable Law.

(c) Defaulting Noteholder Cure. If through the application of the provisions of Section 209(a)(ii) hereof or otherwise by the Defaulting Noteholder, a Defaulting Noteholder shall have fully funded all Series 2010-1 Advances that it has previously failed to fund, such Person shall cease to be classified as a Defaulting Noteholder.

ARTICLE III

Series 2010-1 Series Account and

Allocation and Application of Amounts Therein

Section 301. Series 2010-1 Series Account. The Issuer shall establish on the Closing Date and maintain, so long as any Series 2010-1 Note is Outstanding, an Eligible Account with the Indenture Trustee which shall be designated as the Series 2010-1 Series Account, which account shall be held by the Indenture Trustee for the benefit of the Series 2010-1 Noteholders. All deposits of funds by or for the benefit of the Series 2010-1 Noteholders from the Trust Account and the Restricted Cash Account shall be accumulated in, and withdrawn from, the Series 2010-1 Series Account in accordance with the provisions of the Indenture and this Supplement. The Issuer hereby grants to the Indenture Trustee, for the benefit of the Series 2010-1 Noteholders, a security interest in the Series 2010-1 Series Account, all cash and Eligible Investments on deposit therein, all securities entitlement credited thereto, and income and proceeds of the foregoing.

Section 302. Drawing Funds from the Restricted Cash Account.

(a) In the event that the Manager Report with respect to any Determination Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2010-1 Series Account will not be sufficient to make payment in full on the related Payment Date of the related Interest Payment then due for the Series 2010-1 Notes (the amount of such deficiency, the “Permitted Interest Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the lesser of (x) the Permitted Interest Withdrawal, and (y) the amount then on deposit in the Restricted Cash Account.

(b) In the event that the Manager Report delivered with respect to the Determination Date immediately preceding the Series 2010-1 Legal Final Payment Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2010-1 Series Account will not be sufficient to make payment in full on the Series 2010-1 Legal Final Payment Date of the then Aggregate Series 2010-1 Note Principal Balance (the amount of such deficiency, the “Permitted Principal Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the least of (w) the Aggregate Series 2010-1 Note Principal Balance, (x) the Permitted Principal Withdrawal, (y) the Maximum Principal Withdrawal Amount as calculated for Series 2010-1 and (z) the amount then on deposit in the Restricted Cash Account.

(c) Drawings will be made pursuant to Section 302(a) before any drawing is made on such date pursuant to Section 302(b), and notice of each such drawing will be delivered to the Manager, by hand delivery or facsimile transmission. Any such funds actually received by the Indenture Trustee pursuant to Section 302(a) or Section 302(b) shall be used solely to make payments of the Series 2010-1 Note Interest Payment or the Aggregate Series 2010-1 Note Principal Balance, as the case may be.

Section 303. Distribution from Series 2010-1 Series Account. On each Payment Date, the Indenture Trustee shall distribute funds then on deposit in the Series 2010-1 Series Account in accordance with the provisions of either Part (I), (II) or (III) of this Section 303, in each case, subject to Section 209:

(I) If neither an Early Amortization Event nor an Event of Default shall have occurred and be continuing with respect to any Series of Notes:

(1) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Interest Payment allocated to Series 2010-1, as follows: (A) such Holder’s Pro Rata portion of the Series 2010-1 Note Interest Payment (exclusive of Default Interest and Step Up Warehouse Fee) for such Payment Date, plus (B) such Holder’s Pro Rata portion of the Unused Fee for such Payment Date;

(2) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Minimum Principal Payment Amount then due and payable to Series 2010-1 Noteholders on such Payment Date;

(3) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Scheduled Principal Payment Amount then due and payable to Series 2010-1 Noteholders on such Payment Date;

(4) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion (if any) of the Supplemental Principal Payment Amount then due and payable to Series 2010-1 Noteholders on such Payment Date;

(5) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date and each other Indemnified Party, its pari passu and pro rata portion of an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Additional Principal Payment Amounts, indemnities and other amounts (including Default

Interest) then due and payable to the Series 2010-1 Noteholders and each other Indemnified Party pursuant to the Series 2010-1 Related Documents; and

(6) To the Issuer, any remaining amounts then on deposit in the Series 2010-1 Series Account.

(II) If an Early Amortization Event shall have occurred and be continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series:

(1) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Interest Payment allocated to Series 2010-1, as follows: (A) such Holder’s Pro Rata portion of the Series 2010-1 Note Interest Payment (exclusive of Default Interest and Step Up Warehouse Fee) for such Payment Date, plus (B) such Holder’s Pro Rata portion of the Unused Fee for such Payment Date;

(2) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Minimum Principal Payment Amount then due and payable to Series 2010-1 on such Payment Date;

(3) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Scheduled Principal Payment Amount then due and payable to Series 2010-1 on such Payment Date;

(4) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the then Aggregate Series 2010-1 Note Principal Balance until the Aggregate Series 2010-1 Note Principal Balance has been reduced to zero;

(5) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date and each other Indemnified Party, its Pro Rata portion of an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, indemnities and other amounts (including Default Interest) then due and payable to Series 2010-1 Noteholders and each Indemnified Party pursuant to the Series 2010-1 Related Documents; and

(6) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2010-1 Series Account.

(III) If an Event of Default shall have occurred and be continuing with respect to any Series:

(1) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata portion of the Interest Payment allocated to Series 2010-1, as follows: (A) such Holder’s Pro Rata portion of the Series 2010-1 Note Interest Payment (exclusive of Default Interest and Step Up Warehouse Fee) for such Payment Date, plus (B) such Holder’s Pro Rata portion of the Unused Fee for such Payment Date;

(2) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date its Pro Rata portion of an amount equal to the then Aggregate Series 2010-1 Note Principal Balance until the Series 2010-1 Notes are paid in full;

(3) To each Holder of a Series 2010-1 Note on the immediately preceding Record Date and each other Indemnified Party, its Pro Rata portion of an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, indemnities and other amounts (including Default Interest) then due and payable to the Series 2010-1 Noteholders and each other Indemnified Party pursuant to the Series 2010-1 Related Documents; and

(4) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2010-1 Series Account.

ARTICLE IV

Additional Covenants and Agreements

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2010-1 Noteholders:

Section 401. Rule 144A. So long as any of the Series 2010-1 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 and 15(d) of the Exchange Act, or Rule 12g3-2(b) thereunder, provide to any Series 2010-1 Noteholder of such restricted securities, or to any prospective Series 2010-1 Noteholder of such restricted securities designated by a Series 2010-1 Noteholder, upon the request of such Series 2010-1 Noteholder or prospective Series 2010-1 Noteholder, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

Section 402. Depreciation Policy. For purposes of the Asset Base calculation, the Issuer will not revise the Depreciation Policy with respect to the Managed Containers in such a way as to reduce the amount of depreciation expense that would be recorded in any year from that which would have been recorded pursuant to the Depreciation Policy without obtaining in each such instance (i) the prior written consent of all of the Series 2010-1 Noteholders (other than any Defaulting Noteholders) and (ii) satisfaction of the Rating Agency Condition.

Section 403. Perfection Requirements. The Issuer will not (a) change any of (i) its corporate name or (ii) the name under which it does business or (b) amend any provision of its certificate of formation or operating agreement or become organized under the laws of any other jurisdiction without the prior written consent of the Control Party.

Section 404. United States Federal Income Tax Election. The Issuer shall not make an election to be classified as an association taxable as a corporation pursuant to Section 301.7701-3 of the United States Treasury Regulations.

Section 405. OFAC Matters. The Issuer shall not in an manner which would violate the laws of the United States, other than pursuant to a license issued by OFAC (i) lease, or consent to any sublease of, any of the Containers to any Person that is a Prohibited Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Prohibited Person. If the Issuer obtains knowledge that a Container is subleased to a Prohibited Person or located or used in a Prohibited Jurisdiction in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC), then the Issuer shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Asset Base for so long as such condition continues.

ARTICLE V

Conditions of Effectiveness and Future Lending

Section 501. Effectiveness of Supplement. The effectiveness hereof is subject to the condition precedent that the Indenture Trustee shall have received all of the following, each duly executed and dated as of the Closing Date, in form and substance satisfactory to all of the initial Series 2010-1 Noteholders and each (except for the Series 2010-1 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Series 2010-1 Noteholder:

(a) Series 2010-1 Notes. Separate Series 2010-1 Notes executed by the Issuer in favor of each Series 2010-1 Noteholder in the stated maximum principal amount equal to the Series 2010-1 Note Commitment of such Series 2010-1 Noteholder.

(b) Certificate(s) of Secretary or Assistant Secretary or Officer. Separate certificates executed by the corporate secretary, assistant secretary or authorized officer of each of the Manager and the Issuer, dated the Closing Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Series 2010-1 Related Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the Memorandum of Association, Certificate of Incorporation, bye-laws, board resolutions and incumbency certificates of the related company in form and substance satisfactory to each Deal Agent as to such matters as the Deal Agent shall reasonably require.

(c) Security Documents. This Supplement and a control agreement with respect to the Series 2010-1 Series Account, each in form and substance satisfactory to all of the initial Series 2010-1 Noteholders, shall have been executed and delivered by the Issuer, and all other parties thereto, together with all UCC financing statements, documents of similar import in other jurisdictions, and other documents reasonably requested by any Deal Agent.

(d) Opinions of Counsel. Opinions from counsel to the Issuer and counsel to the Manager (and reliance letters regarding existing opinions for Series 2010-1 Noteholders that require such reliance letters) each in form and in substance satisfactory to each Deal Agent as to such matters as it shall reasonably require including, without limitation, that the Issuer has granted a first priority perfected security interest in the Collateral to the Indenture Trustee.

(e) Conditions Precedent. All of the conditions precedent to the issuance of Series 2010-1 as set forth in Section 1006 of the Indenture shall have been satisfied and each of the Deal Agents shall have received copies of all documents delivered in connection with the satisfaction of such conditions precedent.

(f) Certificate as to Containers. A certificate from the Manager certifying that it is managing all of the Containers in accordance with the Management Agreement in satisfactory form shall have been duly executed and delivered.

(g) Enforceability, True Sale and Nonconsolidation Opinions. Each of Conyers Dill & Pearman and Morrison & Foerster LLP shall have delivered its opinions as to enforceability, true sale and non-consolidation in form and substance acceptable to the Deal Agents.

(h) Fees. The Issuer shall have paid all fees to each Deal Agent in accordance with its respective Fee Letter.

(i) Rating Letter. As of the Closing Date, each of Standard & Poor’s and Moody’s shall have issued a rating with respect to Series 2010-1 Notes of not less than “A-” and “Baa1”, respectively, and each Series 2010-1 Noteholder shall have received a copy of each rating letter.

(j) Repayment of Series 2000-1 Notes. The principal balance of, and all accrued interest on and other amounts owing with respect to, the Series 2000-1 Notes shall have been paid in full and all funding commitments of each Series 2000-1 Noteholders and its Related Group under the Series 2000-1 Related Documents shall have been terminated.

(k) Opinion of Counsel to the Indenture Trustee. An opinion of counsel to the Indenture Trustee as to the due organization of the Indenture Trustee, the enforceability of the Indenture and as to such other matters as each Deal Agent may reasonably request.

(l) No other Series of Warehouse Notes. After giving effect to the repayment set forth in clause (j), no other Series of Warehouse Notes shall then be outstanding.

Section 502. Subsequent Advances on Series 2010-1 Notes. The obligation of a Series 2010-1 Noteholder to make any Series 2010-1 Advance on the Series 2010-1 Note pursuant to its Series 2010-1 Note Commitment under this Supplement and the Series 2010-1 Note Purchase Agreement is subject to the following further conditions precedent:

(a) Default. Before and after giving effect to such Series 2010-1 Advance, no Event of Default shall have occurred and be continuing (or would occur with the giving of notice or the passage of time or both).

(b) Early Amortization Event. Before and after giving effect to such advance, no Early Amortization Event shall have occurred and be continuing (or would occur with the giving of notice or the passage of time or both) unless such Series 2010-1 Advance has been approved by each Series 2010-1 Noteholder (other than a then Defaulting Noteholder).

(c) Certification. The Issuer shall have delivered to the Deal Agents a compliance certificate, signed by an officer of Issuer, certifying that (A) the Issuer has complied with all of the conditions precedent set forth in Sections 501 and 502 hereof; (B) all of the representations and warranties of the Issuer, the Seller and the Manager contained in any of the Series 2010-1 Related Documents are true and correct in all material respects as of the date of such Series 2010-1 Advance, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date; and (C) all of the conditions precedent to the making of such Series 2010-1 Advance have been satisfied.

(d) Asset Base Report. The Issuer shall have delivered to each Deal Agent a duly completed and executed Asset Base Report, determined after giving effect to any Eligible Containers to be acquired with the proceeds of such Series 2010-1 Advance, which demonstrates that, after giving effect to such Series 2010-1 Advance, the sum of the then unpaid principal balance of all Series of Notes then Outstanding (calculated after giving effect to the requested Series 2010-1 Advance) does not exceed the Asset Base.

(e) Conversion Date. The Conversion Date shall not have occurred, unless such Series 2010-1 Advance has been approved by each Series 2010-1 Noteholder (other than a then Defaulting Noteholder).

ARTICLE VI

Representations and Warranties

To induce the Series 2010-1 Noteholders to purchase the Series 2010-1 Notes hereunder, the Issuer hereby represents and warrants to the Series 2010-1 Noteholders that:

Section 601. Existence. The Issuer is a company duly organized, validly existing and in compliance under the laws of Bermuda. The Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the Issuer and in each jurisdiction in which a failure to so qualify would materially and adversely effect the ability of the Indenture Trustee to enforce its security interest in the Collateral.

Section 602. Authorization. The Issuer has the power and is duly authorized to execute and deliver this Supplement and the other Series 2010-1 Related Documents to which it is a party. The Issuer is and will continue to be duly authorized to borrow monies hereunder; and the Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2010-1 Related Documents. The execution, delivery and performance by the Issuer hereof and the other Series 2010-1 Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, stockholder or any other Person which has not already been obtained.

Section 603. No Conflict, Legal Compliance. The execution, delivery and performance hereof and each of the other Series 2010-1 Related Documents and the execution, delivery and payment of the Series 2010-1 Notes will not: (a) contravene any provision of Issuer’s memorandum of association or bye-laws; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2010-1 Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Issuer is a party or by which the Issuer, or its property and assets may be bound or affected. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 604. Validity and Binding Effect. This Supplement is, and each Series 2010-1 Related Document to which Issuer is a party, when duly executed and delivered, will be, the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605. Financial Statements. Since December 31, 2009, there has been no Material Adverse Change in the financial condition of any of the Issuer, either Seller or the Manager.

Section 606. Executive Offices. The Issuer’s only “place of business” (within the meaning of 9-307 of the UCC) is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda. The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Restricted Cash Account and the Series Accounts and (ii) off-hire containers located in depots in the United States and containers described in Section 606(g) of the Indenture.

Section 607. No Agreements or Contracts. The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Series 2000-1 Related Documents or the Series 2005-1 Related Documents (as such term is defined in the Supplement for such Series), the Related Documents and the Members Agreement.

Section 608. Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2010-1 Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2010-1 Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 609. Margin Regulations. Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2010-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 626 of the Indenture. Issuer has paid when due and payable all material charges upon the books of Issuer and no Governmental Authority has asserted any Lien against Issuer with respect to unpaid Taxes or Other Taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611. Other Regulations. Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Series 2010-1 Notes hereunder and the application of the proceeds and repayment thereof by Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2010-1 Related Documents will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.

Section 612. Solvency and Separateness.

(i) The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(ii) Other than with respect to the transactions contemplated hereby, by the Series 2000-1 Related Documents and by the Series 2005-1 Related Documents, the Issuer is not engaged in any business transactions with the Sellers or the Manager except as permitted by the Management Agreement, the Contribution and Sale Agreement or the Members Agreement.

(iii) The bye-laws of the Issuer provide that the Issuer shall have four directors (three directors appointed by Textainer Limited, and one director appointed by TCG Fund) unless increased to five under certain circumstances described in the bye-laws, including, but not limited to, those discussed below. In the event of a resolution to institute voluntary Insolvency Proceedings on behalf of the Issuer, the bye-laws of the Issuer further provide that the number of directors is automatically increased to five and an independent director from the Director Services Provider is elected by a majority of the directors. Such independent director shall participate solely in the vote on the voluntary Insolvency Proceedings and shall cease to be a director immediately following such vote. No action can be taken to institute voluntary Insolvency Proceedings on behalf of the Issuer unless such action shall have been approved or authorized by (x) a resolution of the board of directors of the Issuer for which at least ninety-nine percent (99%) of all directors (including the independent director) of the Issuer have voted in favor and (y) a resolution of the members of the Issuer representing at least ninety-nine percent (99%) of all Class A Shares (as defined in the Issuer’s bye-laws) and Class B Shares (as defined in the Issuer’s bye-laws) of the Issuer and (z) a resolution of the members of the Issuer representing at least ninety-nine percent (99%) of all Class C Shares (as defined in the Issuer’s bye-laws) of the Issuer then issued and outstanding.

(iv) The Issuer’s funds and assets are not, and will not be, commingled with those of the Sellers or the Manager, except as permitted by the Management Agreement.

(v) The bye-laws of the Issuer require it to maintain correct and complete books and records of account, and Bermuda law requires it to maintain minutes of the meetings and other proceedings of its members.

(vi) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2010-1 Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation Proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 613. Survival of Representations and Warranties. So long as any of the Series 2010-1 Notes shall be Outstanding and until payment and performance in full of the Aggregate Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

Section 614. No Default. No Event of Default or Early Amortization Event (or event or condition which with the giving of notice or passage of time or both would become an Event of Default or Early Amortization Event) has occurred and is continuing.

Section 615. Litigation and Contingent Liabilities. No claims, litigation, arbitration Proceedings or governmental Proceedings by any Governmental Authority are pending or threatened against or are affecting the Issuer or any of its Affiliates the results of which might interfere with the consummation of any of the transactions contemplated by this Supplement or any document issued or delivered in connection herewith.

Section 616. Subsidiaries. Issuer has had no subsidiaries.

Section 617. No Partnership. Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618. Pension and Welfare Plans. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or reportable event (within the meaning of Section 4043 of ERISA), has occurred with respect to any Plan of the Issuer or any ERISA Affiliate. The present value of all benefit liabilities under all Plans of the Issuer or any ERISA Affiliate subject to Title IV of ERISA, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all assets of Plans subject to Title IV of ERISA (determined as of the most recent valuation date for such Plan on the basis of assumptions prescribed by the Pension Benefit Guaranty Corporation for the purpose of Section 4044 of ERISA), by no more than $1.9 million. Neither Issuer nor any ERISA Affiliate is subject to any present or potential withdrawal liability pursuant to Title IV of ERISA and no multiemployer plan (with the meaning of Section 4001(a)(3) of ERISA) to which the Issuer or any ERISA Affiliate has an obligation to contribute or any liability, is or is likely to be disqualified for tax purposes, in reorganization within the meaning of Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability (other than liability to make periodic contributions to fund benefits) with respect to any Plan of Issuer, or Plan subject to Title IV of ERISA or any ERISA Affiliate, has been, or is expected to be, incurred by Issuer or an ERISA Affiliate, either directly or indirectly. All Plans of Issuer are in material compliance with ERISA and the Code. No lien under Section 412 of the Code or 302(f) of ERISA or requirement to provide security under the Code or ERISA has been or is reasonably expected by Issuer to be imposed on its assets. The Issuer does not have any obligation under any collective bargaining agreement. As of the Closing Date, the Issuer is not an “employee benefit plan” with the meaning of ERISA or a “plan” within the meaning of Section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of Section 2510.3-101 of the regulations of the Department of Labor.

Section 619. Ownership of Issuer. The Issuer has three classes of ordinary shares outstanding as of the Closing Date: the Class A Shares, the Class B Shares and the Class C Shares. The Class A Shares represent the only class of shares of the Issuer with voting rights at all times and, as of the Closing Date, 12,000 Class A Shares are outstanding and are owned in the following amounts: 9,000 by Textainer Limited, a Bermuda company, and 3,000 by TCG Fund. The Class B Shares do not have voting rights (other than with respect to (i) any matter that seeks to vary the rights of the holder of the Class B Shares, (ii) the commencement of a voluntary bankruptcy Proceeding by the Issuer and (iii) amending the bye-laws of the Issuer giving rise to such right) and all of such Class B Shares are owned by Textainer Limited on the Closing Date. The Class C Shares do not have voting rights (other than with respect to (i) any matter that seeks to vary the rights of the holder of the Class C Shares, (ii) the commencement of a voluntary bankruptcy Proceeding by the Issuer and (iii) amending the bye-laws of the Issuer giving rise to such right) and all of such Class C Shares are owned by AMACAR Investments LLC, a Delaware limited liability company, on the Closing Date.

Section 620. Use of Proceeds. The Issuer shall use the proceeds from the issuance of the Series 2010-1 Notes (i) to acquire Containers and other Collateral, (ii) to pay the costs of issuance of the Series 2010-1 Notes and (iii) for general corporate purposes. For avoidance of doubt, the Issuer may use the proceeds of any Series 2010-1 Advance to make payments on, or in respect of, any other Series of Notes.

Section 621. Security Interest Representations.

(a) This Supplement and the Indenture create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee, for the benefit of the Noteholders, Deal Agents, and any Interest Rate Hedge Provider (in each case to the extent of their interest therein), which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts”, “chattel paper” and/or “proceeds” of the Leases within the meaning of the UCC. The Trust Account, the Restricted Cash Account and the Series Accounts constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under any Interest Rate Hedge Agreements, the Contribution and Sale Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c) The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d) The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in this Supplement and the Indenture. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(e) Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Indenture. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture or (ii) that has been terminated. The Issuer has no actual knowledge of any judgment or tax lien filings against the Issuer.

(f) The Issuer has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Managed Containers, on behalf of, and for the benefit of, the Indenture Trustee. None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person. The Sellers have caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases relate to the Managed Containers) transferred to the Issuer in the Contribution and Sale Agreement.

(g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h) The Issuer has taken all steps necessary to cause Wells Fargo Bank, National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Security Entitlement in each of the Trust Account, the Restricted Cash Account and the Series 2010-1 Series Account.

(i) The Trust Account, the Restricted Cash Account and Series 2010-1 Series Account are not in the name of any Person other than the Indenture Trustee. The Issuer has not consented to Wells Fargo Bank, National Association (as the securities intermediary of the Trust Account, the Restricted Cash Account and the Series 2010-1 Series Account) agreeing to comply with entitlement orders of any Person other than the Indenture Trustee.

(j) No creditor of the Issuer (other than (x) with respect to the Managed Containers, the related lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.

The representations and warranties set forth in this Section 621 shall survive until this Supplement is terminated in accordance with its terms and the terms of the Indenture. Any breaches of the representations and warranties set forth in this Section 621 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party and with the prior satisfaction of the Rating Agency Condition.

ARTICLE VII

Miscellaneous Provisions

Section 701. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 702. Counterparts. This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof by facsimile or by electronic means shall be equally effective as the delivery of an originally executed counterpart.

Section 703. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704. Notices. All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota, 55479, Attention: Corporate Trust Services/Asset-Backed Administration (b) in the case of the Issuer, at the following address: Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Executive Vice President - Asset Management, with a copy to each: (i) Textainer Equipment Management Limited at its address at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Executive Vice President - Asset Management, and (ii) Textainer Equipment Management (U.S.) Limited at its address at 650 California Street, 16th floor, San Francisco, CA 94108, Telephone: (415) 658-8363, Facsimile: (415) 434-0599, Attention: Executive Vice President - Asset Management, and (c) in the case of Rating Agencies, to each of the following: (i) Standard & Poor’s Ratings Services, 55 Water Street, New York, NY 10041-0003, and (ii) Moody’s Investors Service, Inc., 7 World Trade Center at 250 Greenwich Street, Attn: ABS & RMBS Monitoring, New York, NY 10007, or at such other address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Notice shall be effective and deemed received (a) upon receipt, if sent by courier or U.S. mail, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms hereof with respect to any Series or Class shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series or Class.

Section 705. Amendments and Modifications.

(a) Subject to Section 209(a)(i), the terms hereof may be waived, modified, or amended only in a written instrument signed by each of the Issuer, the Control Party and the Indenture Trustee (except with respect to the matters set forth in Section 1001(a) of the Indenture, in the case of which any such waiver, modification or amendment shall be made subject to the terms of such Section 1001). Any amendment to or modification or waiver hereof shall be deemed a supplemental indenture subject to Sections 1001 or 1002 of the Indenture. Subject to Section 209(a)(i), the Series 2010-1 Note Commitment of an individual Series 2010-1 Noteholder may only be increased and the Conversion Date may only be extended, and the Series 2010-1 Note Purchase Agreement may only be amended, in accordance with the provisions of Section 9.1 of the Series 2010-1 Note Purchase Agreement. In addition, subject to Section 209(a)(i), any waiver of any conditions precedent set forth in Article V hereof or a reduction, modification or amendment of any indemnification or Breakage Costs or amounts under Sections 205, 206 and 207 owing to any Series 2010-1 Noteholder shall require the consent of each affected Series 2010-1 Noteholder.

(b) Promptly after the execution by the Issuer and the Indenture Trustee of any written instrument pursuant to this Section, the Indenture Trustee shall mail to each Rating

Agency, the Noteholders, Deal Agents, the Administrative Agent, and each Interest Rate Hedge Provider, a copy of the text of such Supplement. Any failure of the Indenture Trustee to mail such copy, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 706. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES NATIONAL CORPORATE RESEARCH LTD. HAVING AN ADDRESS AT 225 W. 34TH STREET, NEW YORK, NEW YORK 10122, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Section 707. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER SERIES 2010-1 RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By: Continental Management Limited, its Assistant Secretary

By:	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Melissa Philibert
Name:	Melissa Philibert
Title:	Vice President

EXHIBIT A

Form of Series 2010-1 Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE OFFERED FOR SALE, TRANSFER OR ASSIGNMENT UNLESS (1) SO REGISTERED OR THE TRANSACTION RELATING THERETO SHALL BE EXEMPT WITHIN THE MEANING OF SUCH ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ADOPTED THEREUNDER AND (2) SUCH TRANSACTION COMPLIES WITH THE PROVISIONS SET FORTH IN SECTION 205 OF THE INDENTURE. BECAUSE OF THE PROVISIONS FOR THE PAYMENT OF PRINCIPAL CONTAINED HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANYONE PURCHASING THIS NOTE MAY ASCERTAIN THE OUTSTANDING PRINCIPAL AMOUNT HEREOF BY INQUIRY TO THE INDENTURE TRUSTEE.

TEXTAINER MARINE CONTAINERS LIMITED

SECURED NOTE,

SERIES 2010-1

Up to $[            ],000,000.00

No. [    ]

June 29, 2010

KNOW ALL PERSONS BY THESE PRESENTS that Textainer Marine Containers Limited, a company organized and existing under the laws of Bermuda (the “Issuer”); for value received, hereby promises to pay to [                        ], or registered assigns, at the principal corporate trust office of the Indenture Trustee named below, (i) the principal sum of up to [            ] Million Dollars ($[            ],000,000), which sum shall be payable on the dates and in the amounts set forth in the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, restated, supplemented or modified from time to time, the “Indenture”), and the Series 2010-1 Supplement, dated as of June 29, 2010 (as amended, restated, supplemented or modified from time to time, the “Series 2010-1 Supplement”), each between the Issuer and Wells Fargo Bank, National Association and (ii) interest on the outstanding principal amount of this Series 2010-1 Note on the dates and in the amounts set forth in the Indenture and the Series 2010-1 Supplement. A record of each Series 2010-1 Advance, Prepayment and repayment shall be made by the related Deal Agent and absent manifest error such record shall be conclusive. Capitalized terms not otherwise defined herein will have the meaning set forth in the Indenture and the Series 2010-1 Supplement.

Payment of the principal of and interest on this Series 2010-1 Note shall be made in lawful money of the United States of America which at the time of payment is legal tender for payment of public and private debts. The principal balance of, and interest on, this Series 2010-1 Note is payable at the times and in the amounts set forth in the Indenture and the Series 2010-1 Supplement by wire transfer of immediately available funds to the account designated by the Holder of record on the immediately preceding Record Date.

This Series 2010-1 Note is one of the authorized notes identified in the title hereto and issued in the aggregate principal amount of up to Eight Hundred Fifty Million Dollars ($850,000,000.00) pursuant to the Indenture and the Series 2010-1 Supplement.

The Series 2010-1 Notes shall be an obligation of the Issuer and shall be secured by the Collateral, all as defined in, and subject to limitations set forth in, the Indenture and the Series 2010-1 Supplement.

This Series 2010-1 Note is transferable as provided in the Indenture and the Series 2010-1 Supplement, subject to certain limitations therein contained, only upon the books for registration and transfer kept by the Indenture Trustee, and only upon surrender of this Series 2010-1 Note for transfer to the Indenture Trustee duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Indenture Trustee duly executed by, the registered Holder hereof or his attorney duly authorized in writing. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax, expense, or other governmental charge payable in connection with any transfer or exchange of this Series 2010-1 Note.

The Issuer, the Indenture Trustee and any agent of the Issuer may treat the person in whose name this Series 2010-1 Note is registered as the absolute owner hereof for all purposes, and neither the Issuer, the Indenture Trustee, nor any other such agent shall be affected by notice to the contrary.

This Series 2010-1 Note is subject to Prepayment, at the times and subject to the conditions set forth in the Indenture and the Series 2010-1 Supplement.

If an Event of Default or Early Amortization Event shall occur and be continuing, the principal of and accrued interest on this Series 2010-1 Note may be declared to be due and payable in the manner and with the effect provided in the Indenture and the Series 2010-1 Supplement.

The Indenture permits, with certain exceptions as therein provided, the issuance of supplemental indentures with the consent of the Requisite Global Majority, in certain specifically described instances. Any consent given by the Requisite Global Majority shall be conclusive and binding upon the Holder of this Series 2010-1 Note and on all future holders of this Series 2010-1 Note and of any Series 2010-1 Note issued in lieu hereof whether or not notation of such consent is made upon this Series 2010-1 Note. Supplements and amendments to the Indenture and the Series 2010-1 Supplement may be made only to the extent and in circumstances permitted by the Indenture and the Series 2010-1 Supplement.

The Holder of this Series 2010-1 Note shall have no right to enforce the provisions of the Indenture or the Series 2010-1 Supplement or to institute action to enforce the covenants, or to take any action with respect to a default under the Indenture or the Series 2010-1 Supplement, or to institute, appear in or defend any suit or other Proceedings with respect thereto, except as provided under certain circumstances described in the Indenture and the Series 2010-1 Supplement; provided, however, that nothing contained in the Indenture or the Series 2010-1 Supplement shall affect or impair any right of enforcement conferred on the Holder hereof to enforce any payment of the principal of and interest on this Series 2010-1 Note on or after the due date thereof; provided further, however, that by acceptance hereof the Holder is deemed to have covenanted and agreed that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation Proceedings, or other Proceedings under any applicable bankruptcy or similar law, at any time other than at such time as: permitted by Section 1311 of the Indenture.

All terms and provisions of the Indenture and the Series 2010-1 Supplement are herein incorporated by reference as if set forth herein in their entirety.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED, that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and the Series 2010-1 Supplement and the issuance of this Series 2010-1 Note and the issue of which it is a part, do exist, have happened and have been timely performed in regular form and manner as required by law.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized officers, this Series 2010-1 Note shall not be entitled to any benefit under the Indenture or the Series 2010-1 Supplement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Textainer Marine Containers Limited has caused this Series 2010-1 Note to be duly executed by its duly authorized representative, on this        day of June, 2010.

TEXTAINER MARINE CONTAINERS LIMITED

By:

Name:

Title:

This Note is one of the Series 2010-1 Notes described in the within-mentioned Indenture and the Series 2010-1 Supplement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:

Name:

Title:

SCHEDULE 1

MINIMUM TARGETED PRINCIPAL BALANCE PERCENTAGE

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
0	100.00000%
1	99.44444%
2	98.88889%
3	98.33333%
4	97.77778%
5	97.22222%
6	96.66667%
7	96.11111%
8	95.55556%
9	95.00000%
10	94.44444%
11	93.88889%
12	93.33333%
13	92.77778%
14	92.22222%
15	91.66667%
16	91.11111%
17	90.55556%
18	90.00000%
19	89.44444%
20	88.88889%
21	88.33333%
22	87.77778%
23	87.22222%
24	86.66667%
25	86.11111%
26	85.55556%
27	85.00000%
28	84.44444%
29	83.88889%
30	83.33333%
31	82.77778%
32	82.22222%
33	81.66667%

1

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
34	81.11111%
35	80.55556%
36	80.00000%
37	79.44444%
38	78.88889%
39	78.33333%
40	77.77778%
41	77.22222%
42	76.66667%
43	76.11111%
44	75.55556%
45	75.00000%
46	74.44444%
47	73.88889%
48	73.33333%
49	72.77778%
50	72.22222%
51	71.66667%
52	71.11111%
53	70.55556%
54	70.00000%
55	69.44444%
56	68.88889%
57	68.33333%
58	67.77778%
59	67.22222%
60	66.66667%
61	66.11111%
62	65.55556%
63	65.00000%
64	64.44444%
65	63.88889%
66	63.33333%
67	62.77778%
68	62.22222%
69	61.66667%
70	61.11111%
71	60.55556%

2

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
72	60.00000%
73	59.44444%
74	58.88889%
75	58.33333%
76	57.77778%
77	57.22222%
78	56.66667%
79	56.11111%
80	55.55556%
81	55.00000%
82	54.44444%
83	53.88889%
84	53.33333%
85	52.77778%
86	52.22222%
87	51.66667%
88	51.11111%
89	50.55556%
90	50.00000%
91	49.44444%
92	48.88889%
93	48.33333%
94	47.77778%
95	47.22222%
96	46.66667%
97	46.11111%
98	45.55556%
99	45.00000%
100	44.44444%
101	43.88889%
102	43.33333%
103	42.77778%
104	42.22222%
105	41.66667%
106	41.11111%
107	40.55556%
108	40.00000%
109	39.44444%

3

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
110	38.88889%
111	38.33333%
112	37.77778%
113	37.22222%
114	36.66667%
115	36.11111%
116	35.55556%
117	35.00000%
118	34.44444%
119	33.88889%
120	33.33333%
121	32.77778%
122	32.22222%
123	31.66667%
124	31.11111%
125	30.55556%
126	30.00000%
127	29.44444%
128	28.88889%
129	28.33333%
130	27.77778%
131	27.22222%
132	26.66667%
133	26.11111%
134	25.55556%
135	25.00000%
136	24.44444%
137	23.88889%
138	23.33333%
139	22.77778%
140	22.22222%
141	21.66667%
142	21.11111%
143	20.55556%
144	20.00000%
145	19.44444%
146	18.88889%
147	18.33333%

4

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
148	17.77778%
149	17.22222%
150	16.66667%
151	16.11111%
152	15.55556%
153	15.00000%
154	14.44444%
155	13.88889%
156	13.33333%
157	12.77778%
158	12.22222%
159	11.66667%
160	11.11111%
161	10.55556%
162	10.00000%
163	9.44444%
164	8.88889%
165	8.33333%
166	7.77778%
167	7.22222%
168	6.66667%
169	6.11111%
170	5.55556%
171	5.00000%
172	4.44444%
173	3.88889%
174	3.33333%
175	2.77778%
176	2.22222%
177	1.66667%
178	1.11111%
179	0.55556%
180	0.00000%

5

SCHEDULE 2

SCHEDULED TARGETED PRINCIPAL BALANCE PERCENTAGE

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
0	100.00000%
1	99.16667%
2	98.33333%
3	97.50000%
4	96.66667%
5	95.83333%
6	95.00000%
7	94.16667%
8	93.33333%
9	92.50000%
10	91.66667%
11	90.83333%
12	90.00000%
13	89.16667%
14	88.33333%
15	87.50000%
16	86.66667%
17	85.83333%
18	85.00000%
19	84.16667%
20	83.33333%
21	82.50000%
22	81.66667%
23	80.83333%
24	80.00000%
25	79.16667%
26	78.33333%
27	77.50000%
28	76.66667%
29	75.83333%
30	75.00000%
31	74.16667%
32	73.33333%
33	72.50000%

1

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
34	71.66667%
35	70.83333%
36	70.00000%
37	69.16667%
38	68.33333%
39	67.50000%
40	66.66667%
41	65.83333%
42	65.00000%
43	64.16667%
44	63.33333%
45	62.50000%
46	61.66667%
47	60.83333%
48	60.00000%
49	59.16667%
50	58.33333%
51	57.50000%
52	56.66667%
53	55.83333%
54	55.00000%
55	54.16667%
56	53.33333%
57	52.50000%
58	51.66667%
59	50.83333%
60	50.00000%
61	49.16667%
62	48.33333%
63	47.50000%
64	46.66667%
65	45.83333%
66	45.00000%
67	44.16667%
68	43.33333%
69	42.50000%
70	41.66667%
71	40.83333%

2

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
72	40.00000%
73	39.16667%
74	38.33333%
75	37.50000%
76	36.66667%
77	35.83333%
78	35.00000%
79	34.16667%
80	33.33333%
81	32.50000%
82	31.66667%
83	30.83333%
84	30.00000%
85	29.16667%
86	28.33333%
87	27.50000%
88	26.66667%
89	25.83333%
90	25.00000%
91	24.16667%
92	23.33333%
93	22.50000%
94	21.66667%
95	20.83333%
96	20.00000%
97	19.16667%
98	18.33333%
99	17.50000%
100	16.66667%
101	15.83333%
102	15.00000%
103	14.16667%
104	13.33333%
105	12.50000%
106	11.66667%
107	10.83333%
108	10.00000%
109	9.16667%

3

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
110	8.33333%
111	7.50000%
112	6.66667%
113	5.83333%
114	5.00000%
115	4.16667%
116	3.33333%
117	2.50000%
118	1.66667%
119	0.83333%
120	0.00000%

4